EXHIBIT 99.2

Description of Common Stock

General

The following description of the terms of the common stock of CCA Industries, Inc. (the “Company”) is not meant to be complete and is qualified entirely by reference to our certificate of incorporation and amendments thereto (“Certificate of Incorporation”), our Amended and Restated Bylaws (“Bylaws”) and the relevant provisions of the Delaware General Corporation Law (“DGCL”). Under our Certificate of Incorporation, the total number of shares of all classes of our capital stock that we have authority to issue is 40,000,000 shares, consisting of 15,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Class A Common Stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share.

The shares of Common Stock and Class A Common Stock are identical in all respects, except as described below. The Common Stock together with the Class A Common Stock are referred to collectively in this description as “CCA Common Stock”.

Voting Rights

The shares of Common Stock and Class A Common Stock are identical in all respects and will each be entitled to one vote per share on all matters submitted to a vote of stockholders, except that the Common Stock holders are entitled to elect three members to the Company’s Board of Directors (“Board”) and the Class A Common Stock holders are entitled to elect four members to the Board (“Class A Directors”). Holders of CCA Common Stock do not have cumulative voting rights.

Election of directors is by a plurality vote of the respective class. Generally, for all other matters, the affirmative vote of the holders of a majority of the shares of CCA Common Stock represented in person or by proxy and entitled to vote on the proposals, provided a quorum is present, is required to approve a proposal.

Dividend Rights; Rights upon Liquidation

The holders of CCA Common Stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Board. In the event of liquidation, each share of CCA Common Stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities.

Preemptive Rights; Sinking Fund Provisions; Conversion

Holders of CCA Common Stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities. There are no redemption or sinking fund provisions with respect to CCA Common Stock.

Each share of Class A Common Stock is convertible into one share of Common Stock at the option of the holder at any time. Shares of Common Stock are not convertible into shares of Class A Common Stock or any other securities.

Certain Anti-Takeover Measures

Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL generally defines an “interested stockholder” as any entity or person owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. In general, Section 203 of the DGCL defines the term “business combination” to include: (a) any merger or consolidation involving the corporation or any of its direct or indirect majority-owned subsidiaries and the interested stockholder or another entity if the merger or consolidation is caused by the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge or transfer of 10% or more of either the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation or any of its direct or indirect majority-owned subsidiaries involving the interested stockholder; (c) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or that subsidiary to the interested stockholder; (d) subject to certain exceptions, any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or that subsidiary owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its direct or indirect majority-owned subsidiaries.

Control Position of Class A Common Stockholder(s). As described above under “Voting Rights”, the Class A Common Stock holders are entitled to elect four members to the Board, which constitutes a majority of CCA’s seven-member Board. Holders of Class A Common Stock have the right to remove Class A Directors at any time with or without cause. Under our Bylaws, vacancies in the Board created by removal or resignation of a Class A Director shall be filled by only a majority of the other Class A Directors then in office, and vacancies in the Board created by removal or resignation of a director elected by the Common Stock holders shall be filled by only a majority of the other directors then in office.

Undesignated Preferred Stock. Under our Certificate of Incorporation, the Board has the authority to issue up to 20,000,000 shares of preferred stock at any time and to divide the shares into classes and series, determine the designation of and the number of shares of any such class or series, and subject to applicable law, to determine the terms and relative rights, preferences and limitations of the shares of any such class or series, which may include superior dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to the Secretary of the Company before the meeting at which the action is to be taken, and the notice must contain certain information specified in the Bylaws.

No Written Consent of Stockholders. Our Bylaws require all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and do not permit our stockholders to act by written consent without a meeting.